Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Investors:	Media:
Douglas A. Fox, CFA	Robb Kristopher
Vice President, Investor Relations	Director, Corporate Communications
and Treasurer	and Public Relations
+ 1 847 793 6735	+ 1 847 793 5514
dfox@zebra.com	rkristopher@zebra.com

Frank B. Modruson Elected to Zebra Technologies Board of Directors

Lincolnshire, IL, Feb. 24, 2014—Zebra Technologies Corporation (NASDAQ: ZBRA) today announced that retired Accenture chief information officer Frank B. Modruson has been elected to the company’s board of directors. With the election of Mr. Modruson, Zebra’s Board now has nine members, including seven independent directors.

“Frank Modruson brings the voice of the enterprise customer into Zebra’s board room, with a wealth of technology and customer-facing experience,” stated Anders Gustafsson, Zebra’s chief executive officer. “His deep technology expertise will serve Zebra well, as the Internet of Things, Big Data and Cloud Computing drive greater relevance for Zebra solutions in our customers’ asset visibility needs. Frank is a great addition to Zebra’s board, with his global vision, deep insight and proven business skills.”

Since January 2003, Frank Modruson, 54, was the chief information officer of Accenture, one of the world’s leading providers of management consulting, technology and outsourcing services to clients worldwide. As CIO, he was responsible for the information technology strategy, applications and infrastructure supporting a global business of 281,000 employees. He also chaired Accenture’s Information Technology Steering Committee and was a member of Accenture Operating Committee and Global Leadership Council. Prior to his role as CIO, Mr. Modruson held various technology and client-facing positions over a 26-year career at Accenture. Mr. Modruson retired from Accenture in February 2014.

Recognized as a leader and innovator in his profession, Mr. Modruson is a 2010 inductee into the CIO Magazine CIO Hall of Fame. In addition, InfoWorld named him to its list of Top 25 CTOs. ComputerWorld named Mr. Modruson as one of its Premier 100 CTOs.

Mr. Modruson currently serves on the Board of Taleris, which is a joint venture between Accenture and GE Aviation. He received a B.S. degree in computer science from Dickinson College and an M.S. degree in computer science from Pennsylvania State University.

About Zebra Technologies

A global leader respected for innovation and reliability, Zebra Technologies Corporation (NASDAQ: ZBRA) offers technologies that give a virtual voice to an organization’s assets, people and transactions, enabling organizations to unlock greater business value. The company’s extensive portfolio of marking and printing technologies, including RFID and real-time location solutions, illuminates mission-critical information to help customers take smarter business actions. For more information about Zebra’s solutions, visit http://www.zebra.com.